EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of March 10, 2008

by and among

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.,

PELICAN ACQUISITION SUB CO.,

and

C. R. BARD, INC.

TABLE OF CONTENTS

Page

ARTICLE 1 THE MERGER	2
1.01 The Merger	2
1.02 Effective Time	2
1.03 Effects of the Merger	2
1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation	2
1.05 Directors	2
1.06 Officers	3
1.07 Closing	3

ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB	3
2.01 Effect on Shares of Capital Stock	3
2.02 Options	4
2.03 Payment for Common Shares in the Merger	5
2.04 Executive Incentive Bonus Program	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
3.01 Organization and Qualification	8
3.02 Charter Documents and Bylaws	9
3.03 Capitalization	9
3.04 Authority Relative to this Agreement	10
3.05 Company Subsidiaries	11
3.06 No Violation; Required Filings and Consents	11
3.07 SEC Reports and Financial Statements	12
3.08 Compliance with Applicable Laws	14
3.09 Absence of Certain Changes or Events	14
3.10 Change of Control	14
3.11 Litigation	14
3.12 Information in Proxy Statement	14
3.13 Benefit Plans	15
3.14 Taxes	17
3.15 Intellectual Property	19
3.16 Licenses and Permits	21
3.17 Material Contracts	21
3.18 Environmental Laws	24
3.19 State Takeover Statutes	24
3.20 Opinion of Financial Advisor	24
3.21 Brokers	24
3.22 Related Party Transactions	25
3.23 Properties and Assets	25
3.24 Labor Matters	25
3.25 Regulatory Matters	26

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3.26 Insurance	27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT	28
4.01 Organization and Qualification	28
4.02 Charter Documents and Bylaws	28
4.03 Authority Relative to this Agreement	29
4.04 No Violation; Required Filings and Consents	29
4.05 Financial Capability	30
4.06 Brokers	30
4.07 Ownership of Common Stock	30

ARTICLE 5 COVENANTS	30
5.01 Interim Operations	30
5.02 Stockholders Meeting; Preparation of Proxy Statement	33
5.03 Filings and Consents	34
5.04 Access to Information	35
5.05 Public Announcements	35
5.06 Indemnification; Directors’ and Officers’ Insurance	35
5.07 Further Assurances; Commercially Reasonable Efforts	37
5.08 Third Party Standstill Agreements	37
5.09 No Solicitation	38
5.10 Termination of Registration	40
5.11 Employment Matters	40
5.12 Tax Matters	41
5.13 Merger Sub	41
5.14 Stockholder Litigation	41
5.15 Section 16 Matters	42

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER	42
6.01 Conditions to the Obligations of Each Party	42
6.02 Conditions to Obligations of Merger Sub and Parent	42
6.03 Conditions to Obligation of the Company	43

ARTICLE 7 TERMINATION	44
7.01 Termination by Mutual Consent	44
7.02 Termination by Parent or the Company	44
7.03 Termination by Parent	45
7.04 Termination by the Company	45
7.05 Effect of Termination	46

ARTICLE 8 MISCELLANEOUS	46
8.01 Payment of Fees and Expenses	46
8.02 No Survival	47
8.03 Modification or Amendment	47
8.04 Entire Agreement; Assignment	47
8.05 Severability	48

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8.06 Notices	48
8.07 Governing Law	49
8.08 Interpretation	49
8.09 Counterparts	49
8.10 Certain Definitions	49
8.11 Specific Performance	50
8.12 Extension; Waiver	51
8.13 Third-Party Beneficiaries	51
8.14 Submission to Jurisdiction	51

EXHIBIT A - VOTING AND SUPPORT AGREEMENT

EXHIBIT B - FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT C - FORM OF BYLAWS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 10, 2008, is entered into by and among Specialized Health Products International, Inc., a Delaware corporation (the “Company”), Pelican Acquisition Sub Co., a Delaware corporation (“Merger Sub”), and C. R. Bard, Inc., a New Jersey corporation (“Parent”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has unanimously (i) declared the advisability of this Agreement and approved this Agreement and the transactions contemplated by this Agreement (the “Transactions”), (ii) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.20) as set forth in Section 3.20 herein;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared the advisability of this Agreement and (ii) approved this Agreement and the Transactions;

WHEREAS, Parent has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the “DGC”), whereby each issued and outstanding share of the common stock, par value $0.02 per share (the “Common Stock”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), including the Common Stock issued as restricted stock awards under the 2004 Stock Incentive Plan (the “Restricted Stock Awards”, collectively with the Common Stock, the “Common Shares”), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a));

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a voting and support agreement with Parent and Merger Sub substantially in the form of Exhibit A attached hereto (the “Support Agreement”); and

WHEREAS, the Company, Merger Sub, and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01        The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the relevant provisions of the DGCL, Merger Sub shall be merged (the “ Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.

1.02        Effective Time. Subject to the provisions of this Agreement, on the Closing Date the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “ Certificate of Merger “), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time ”).

1.03        Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Merger Sub.

1.04       Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form attached hereto as Exhibit B, until thereafter duly amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

(b)           The bylaws of the Surviving Corporation shall be amended at the Effective Time to read in the form attached hereto as Exhibit C, until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

1.05        Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws.

1.06        Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07        Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “ Closing”) shall take place on a Business Day (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m., on the date which is most promptly practicable following the date of the satisfaction (or waiver if permissible) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the fifth (5th) Business Day following such date or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.01       Effect on Shares of Capital Stock.

(a)           Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company, Parent or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive $1.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate (a “Certificate”) representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.01(a), in each case, in accordance with and pursuant to the terms of the Stock Plans (as defined in Section 2.02(a)) and related award agreements under which the Restricted Stock Awards were granted.

(b)           Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company, Parent or Merger Sub, each Common Share that is owned by the Company as treasury stock or otherwise or owned by Merger Sub or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)           Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the

Company, Parent or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d)           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If a Dissenting Stockholder fails to perfect appraisal rights in accordance with the DGCL, or if such holder withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to participate in and, after the Effective Time, to direct, all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as required under the DGCL, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.02       Options .

(a)           For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date of this Agreement to any current or former employee or director of the Company or any subsidiary of the Company or any other Person, under the Company’s 1998 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan and 2004 Stock Incentive Plan, each as amended prior to the date hereof (collectively, the “Stock Plans”).

(b)           The Company shall take all actions necessary so that at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans and related award agreements under which such Options were granted. In consideration of such cancellation, each holder of a vested Option, which outstanding vested Options as of the date of this Agreement are listed on Section 3.03(a) of the Company Disclosure Schedule, that has a per-share exercise price less than the Merger Consideration (collectively, the “Cash-Pay Options”), if any, will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 Business Days after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any Person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act. Any Option with a per-share exercise price that equals or exceeds the amount of the Merger Consideration, and any unvested Option (irrespective of the per-share exercise price), shall be cancelled and no payment shall be made in respect thereof.

(c)           Promptly following the Effective Time, but in any event within three (3) days following the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, with the Surviving Corporation, cash in an aggregate amount equal to the aggregate Cash-Pay Option Consideration payable to all holders of vested Options pursuant to Section 2.01(b) (the “Option Fund” and, together with the Payment Fund (as defined below), the “Closing Funds”). The Option Fund shall not be used for any other purpose except as provided in this Agreement.

(d)           Following the Effective Time and as a prerequisite to receiving their Cash-Pay Option Consideration, each holder of a Cash-Pay Option shall be required to execute a written acknowledgment to the effect that (i) the payment of the Cash-Pay Option Considerationwill satisfy in full the Company’s obligation to such Person pursuant to such Option and (ii) subject to the payment of the Cash-Pay Option Consideration, such Option held by such holder shall, without any action on the part of the Company, the Surviving Corporation or the holder, be deemed terminated, canceled, void and of no further force and effect and neither the Company, the Surviving Corporation, nor the holder shall have any further rights or obligations with respect thereto.

(e)           Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.02.

2.03       Payment for Common Shares in the Merger.

(a)           Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration. Promptly following the Effective Time, but in any event within three (3) days following the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the product of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (ii) the Merger Consideration (the “Payment Fund”). The Agent shall, pursuant to instructions provided by Parent, make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b)           As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of a Certificate (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and (ii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c)           Upon surrender of a Certificate for cancellation to the Agent, together with such letter of transmittal validly executed and duly completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 Business Days after such surrender, in exchange therefor, in the case of Common Shares (other than Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amount shall be paid by Agent by check in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a Person other than the registered holder of the Certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, only the right to receive cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, without any interest or dividends thereon.

(d)           The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e)           Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) that remains unclaimed by the former stockholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation and any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look, subject to Section 2.03(f), to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund, on behalf of the Surviving Corporation, in securities listed or guaranteed by the United States government or as otherwise directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon. Nothing contained in this Agreement and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of any holder of Common Shares to receive the Merger Consideration as provided in this Agreement.

(f)            None of Parent, Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of the Common Shares formerly represented by such Certificate as contemplated by this Article II.

(h)           Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to such former holder of Common Shares or Options, provided that the withheld amounts are actually remitted to the appropriate taxing authority.

2.04        Executive Incentive Bonus Program. Following the Effective Time, Parent shall cause the Surviving Corporation to make all bonus payments in accordance with the terms of the Executive Incentive Bonus Program attached hereto as Section 2.04 of the Company Disclosure Schedule (the “Bonus Program”) to the executive officers identified therein (such eligible executive officers, the “ Eligible Bonus Program Officers”). The amount of such payments shall be designated in writing by the Company Board and delivered to Parent prior to the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (the “Company Disclosure Schedule”) delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to each of Parent and Merger Sub as of the date of this Agreement as follows:

3.01        Organization and Qualification. Each of the Company and its subsidiaries is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the Laws of its state or jurisdiction of incorporation or formation, as the case may be, and has all requisite power and authority to carry on its business as now being conducted and as currently proposed by the Company to be conducted. Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any fact, circumstance, effect, event, change or occurrence that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than resulting from any Excluded Matter. As used in this Agreement, “Excluded Matter ” means any one or more of the following: (a) any fact, circumstance, effect, event, change or occurrence relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement;

(b) any fact, circumstance, effect, event, change or occurrence generally affecting the industries in which the Company and its subsidiaries operate, including any increase in the prices of raw materials; (c) any fact, circumstance, effect, event, change or occurrence resulting from any hurricane, earthquake or other natural disasters; (d) any change, in and of itself (as opposed to the facts underlying such change that may be considered in determining whether there has been a Company Material Adverse Effect), in the share price or trading volume of the Common Shares; (e) any fact, circumstance, effect, event, change or occurrence resulting from a change after the date of this Agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to United States generally accepted accounting principles (“GAAP”); (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period; (g) any fact, circumstance, effect, event, change or occurrence attributable to the execution, performance or announcement of this Agreement (including the impact on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, and the loss or departure of officers or other employees of the Company or its subsidiaries); or (h) any action taken by the Company at the request or with the consent of Parent, that, if taken without the request or the consent of Parent, would have been prohibited by the terms of this Agreement; but only in the case of the foregoing clauses (a), (b), (c) or (e), to the extent such change or effect does not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to the other industry participants.

3.02        Charter Documents and Bylaws. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or similar organizational documents) of each subsidiary of the Company in full force and effect as of the date of this Agreement. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or similar organizational documents).

3.03       Capitalization .

(a)           The authorized capital stock of the Company consists of 80,000,000 Common Shares and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 68,373,633 Common Shares were issued and outstanding, of which 5,621,297 were issued as Restricted Stock Awards, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 7,878,703 Common Shares were reserved for future issuance pursuant to the Stock Plans (apart from the Common Shares previously issued under the 2004 Stock Incentive Plan as Restricted Stock Awards), of which 28,000 Common Shares are subject to outstanding Options (and of which none will constitute Cash-Pay Options), and (iv) the Company has outstanding Warrants to purchase a total of 1,815,265 Common Shares (the “Warrants”). All of the Restricted Stock Awards shall vest in full at the Effective Time and shall be converted into the right to receive the Merger Consideration. Except as set forth in this Section 3.03, there are no options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character (including pursuant to any employee stock purchase plan) relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option or a Warrant, the vesting schedule of each Option or Warrant, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option or Warrant. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of any lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”). All Common Shares reserved for issuance as noted in clause (iii) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and other Liens and will be issued in compliance with all applicable securities Laws. There are no options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments of any character (including pursuant to any employee stock purchase plan), relating to the issued or unissued capital stock of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, transfer or sell any shares of its capital stock of, or other equity interests in, any subsidiary of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b)           Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no stockholders agreements, voting trusts or other agreements or understandings entered into with the Company, or to the Company’s Knowledge, with any other Person relating to voting or disposition of any shares of capital stock of the Company or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04        Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon (the “Stockholder Approval”), to consummate the Transactions pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than Stockholder Approval and the filing or recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

3.05        Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company and the jurisdiction in which each such subsidiary is incorporated or organized. Section 3.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the Company’s direct or indirect equity interest therein. Except for equity interest in its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

3.06       No Violation; Required Filings and Consents.

(a)           The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws or similar organization documents of any subsidiary of the Company; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any material foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected; (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (each, a “Contract” and, collectively, “Contracts”), applicable to the Company or any such subsidiary or their respective properties or assets; or (iv) result in the creation or imposition of a Lien on any asset of the Company or any subsidiary of the Company, except in the case of clauses (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the

Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign or multi-national government or governmental, regulatory or administrative authority, agency, commission, board, bureau, quasi-governmental organization, body (including notified bodies), court or instrumentality or arbitrator of any kind (“Governmental Authority”), or any other Person except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ”HSR Act”), and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition Laws and regulations and filing of the Certificate of Merger as required by the DGCL, (ii) for any applicable notification requirement with respect to the various transactions contemplated under Section 2.02 and Section 2.03 with respect to the Stock Plans, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

3.07       SEC Reports and Financial Statements.

(a)           Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, since January 1, 2005, the Company has filed and furnished all forms, reports, statements, schedules, exhibits and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports, and (ii) did not contain as of the time they were filed or furnished any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed SEC Report. The draft Form 10-KSB for the year ended December 31, 2007 set forth in Section 3.07(a) of the Company Disclosure Schedule (the “Draft 2007 10-KSB”) (i) has been prepared in all material respects in accordance with the requirements of the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to annual reports on Form 10-KSB, and (ii) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b)           Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) of the Company included in the SEC Reports and the Draft 2007 10-KSB has been prepared in all material respects in accordance with the published rules and regulations of the SEC as at the date of the filing of such reports or the date hereof in the case of the Draft 2007 10-KSB, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring year-end adjustments described therein, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect or is otherwise material). Except as set forth on Section 3.07(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any Indebtedness.

(c)           Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise, whether known or unknown), except liabilities or obligations (i) set forth on the face of the December 31, 2007 unaudited balance sheet (the “Balance Sheet Date”) included in the Draft 2007 10-KSB, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that have not had and would not be, individually or in the aggregate, material, or (iii) incurred in connection with the Transactions as required by the terms of this Agreement.

(d)           Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees as described in Section 3.07(d) of the Company Disclosure Schedule) and no such Person is indebted to the Company or any of its subsidiaries, and, except as set forth in the SEC Reports filed prior to the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, there have been no other transactions of the type required to be disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC.

(e)           The Company has established and maintains internal control over financial reporting and disclosure controls and procedures; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in the SEC Reports that it files or submits with the SEC is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the SEC Reports that it files or submits with the SEC is recorded, processed, summarized and reported. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.08        Compliance with Applicable Laws. Except as set forth in Section 3.08 of the Company Disclosure Schedule and except in each case for possible violations that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with and are not in default or violation of any Law, executive order or other order, whether temporary, preliminary or permanent (collectively, “ Order”) on any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Authority.

3.09        Absence of Certain Changes or Events(a). Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any fact, circumstance, effect, event, change or occurrence that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

3.10        Change of Control. Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any Employee (as defined in Section 3.13(a)) or which may become vested or earned or the payment or funding of which may be accelerated, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in conjunction with a subsequent event).

3.11        Litigation. Section 3.11 of the Company Disclosure Schedule sets forth as of the date of this Agreement, each claim, action, suit, demand, proceeding, litigation or investigation (collectively, a “ Claim”) or inquiry pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its subsidiaries, at law or in equity. There is no Claim or inquiry pending or, to the Company’s Knowledge, threatened against the Company or any of its subsidiaries, at law or in equity, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.08 of the Company Disclosure Schedule, there is no Order imposed or, to the Company’s Knowledge, threatened to be imposed, upon the Company or any of its subsidiaries, by or before any Governmental Authority. Since January 1, 2003, neither the Company nor any of its subsidiaries has been a defendant in any Claim or inquiry involving product liability or warranty claims in each case with respect to the Company’s or its subsidiaries’ products, and since such date, to the Company’s Knowledge no such Claim or inquiry has been threatened.

3.12       Information in Proxy Statement.

(a)           Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (collectively with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

(b)           At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

3.13       Benefit Plans.

(a)           Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, there exist no employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, independent contractor, officer or director of the Company or any of its subsidiaries (collectively, the “Employees”) (or any dependent, beneficiary or relative of any of the foregoing) with respect to which the annual salary, annual base pay or other annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation or severance pay could exceed $50,000 or 50% of annual salary, annual base pay or other annual cash, noncontingent compensation.

(b)           Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, welfare benefits, incentive compensation, vacation pay, sick pay or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any of the Employees or with respect to which the Company has any liability (the foregoing clauses (i), (ii) and (iii) along with the arrangements described in Section 3.13(a), collectively, the “Benefit Plans”). The Company has delivered to Parent correct and complete copies of each Benefit Plan (or a description thereof to the extent no writing exists) and, to the extent applicable, (i) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (and all attachments thereto), (ii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iii) each trust agreement and group annuity Contract relating to any Benefit Plan.

(c)           Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans may either rely on opinion letters issued for the form of plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the Laws commonly referred to as ”GUST”), and no such determination letter has been revoked. There is no reasonable basis for the revocation of any such determination letter.

(d)           None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA), (iii) a Multiemployer Pension Plan or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Each Benefit Plan and all related trusts, insurance Contracts and funds has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There are no unpaid contributions, premiums or other payments due with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance Contract or any applicable Law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any Knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e)           None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries or any Employee to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section 502(i) or Section 502(l) of ERISA. With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit, investigation, inquiry or claim pending or threatened, other than routine claims for benefits.

(f)            Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other welfare benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”). Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, each Benefit Plan that provides health or welfare benefits is fully insured. Incurred but not reported claims under each such Benefit Plan that is not fully insured have been properly accrued.

(g)           Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no Benefit Plan is subject to Section 409A of the Code (each such plan required to be listed in Section 3.13(g) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan materially complies in good faith with Section 409A of the Code and the regulations issued thereunder as of the time of this Agreement. Neither the Company nor any of its subsidiaries has (i) granted to any Person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to a Tax imposed by Section 409A of the Code, or (ii) materially modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to a Tax imposed by Section 409A of the Code.

(h)            Neither the Company nor any subsidiary has any liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

3.14       Taxes.

(a)           Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed or caused to be filed all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in substantial compliance with all applicable Laws and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has timely paid (or the Company has timely paid on behalf of its subsidiaries) all material Taxes (as defined in Section 3.14(g)) required to be paid and has made adequate provision in the Company’s financial statements in accordance with GAAP for payment of all material Taxes that are not yet due and payable; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company’s or such subsidiary’s business.

(b)           Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to material Taxes has been received by the Company or any of its subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, and no other deficiency for any material amount of Tax has been assessed in writing, or to the Company’s Knowledge has been threatened, by any taxing authority against the Company or any of its subsidiaries that is still outstanding, except in each case for deficiencies currently being contested in good faith by appropriate proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iii) there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith by appropriate proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iv) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (v) no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement or plan by or with the Company or any of its subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign Law) or result in the imposition of any Tax on the Company or any of its subsidiaries.

(d)           Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any Persons other than the Company and its subsidiaries that will be in effect following the consummation of the Merger, or (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(e)           Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) installment sale made prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(f)            None of the Company or any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           As used in this Agreement, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any Governmental Authority, and including any liability in respect of any items described above as a transferee or successor, pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract, arrangement, agreement, understanding or commitment (whether oral or written); and (ii) “Tax Return” means any report, return, estimate, claim for refund or other information or document supplied, filed or required to be supplied to or filed with a federal, state, local or foreign taxing authority in connection with Taxes (including any amendments thereof or attachments thereto).

(h)           None of the Company or any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). All material amounts of Tax required to be withheld by the Company and each of its subsidiaries have been timely withheld and paid over to the appropriate taxing authority. Neither the Company nor any of its subsidiaries has engaged in any “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b). The Company’s acquisition of The Med-Design Corporation qualified as a reorganization under Section 368(a) of the Code.

3.15       Intellectual Property.

(a)             Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights owned by the Company or its subsidiaries, including Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company or its subsidiaries and (iii) all trade names and corporate names used by the Company or its subsidiaries.

(b)           Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) technology used in the operations of the Company or any of its subsidiaries (“IT Software”) for which the Company or its subsidiaries paid more than $10,000 in the aggregate in license fees or pays more than $5,000 in annual support fees; (ii) all other licenses or similar agreements or arrangements, in effect as of the date of this Agreement, in which the Company or any of its subsidiaries is a licensee of Proprietary Rights and a correct and complete list of all patents and pending patent applications subject to such licenses; (iii) other than customer Contracts entered into in the ordinary course of business, all licenses or similar Contracts or arrangements in which the Company or any of its subsidiaries is a licensor of Proprietary Rights, including reseller agreements; and (iv) all other agreements or similar arrangements, in effect as of the date of this Agreement, relating to the use of Proprietary Rights by the Company or any of its subsidiaries.

(c)           The Company and its subsidiaries own and possess all right, title and interest in and to the Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule, have a valid and enforceable right to use pursuant to the agreements set forth in Section 3.15(b)of the Company Disclosure Schedule, and otherwise own and possess all right, title and interest in and to all other Proprietary Rights necessary for the operation of the Company’s and each of its subsidiaries’ businesses as currently conducted or as currently proposed to be conducted, free and clear of all Liens (collectively, the “Company Proprietary Rights”).

(d)           Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has infringed, misappropriated, diluted or otherwise conflicted with, and the operation of the Company’s and each of its subsidiaries’ businesses as currently conducted do not infringe, misappropriate, dilute or otherwise conflict with, any Proprietary Rights of any third party; (ii) to the Company’s Knowledge, there are no facts which indicate a likelihood of any of the foregoing; and (iii) neither the Company nor any of its subsidiaries has received any notices regarding any of the foregoing (including any demands or offers to license any Proprietary Rights from any third party or any requests for indemnification from customers).

(e)           Except as set forth on Section 3.15(e) of the Company Disclosure Schedule: (i) no loss or expiration of any of the Company Proprietary Rights is threatened, pending or reasonably foreseeable, except for pending patent applications that may not result in issuance or patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company); (ii) all of the Company Proprietary Rights are valid and enforceable and none of the Company Proprietary Rights has been misused; (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or is to the Company’s Knowledge threatened, and there are no grounds for the same; (iv) the Company and its subsidiaries have taken all commercially reasonable action to maintain and protect all of the material Company Proprietary Rights and will continue to maintain and protect all of the Company Proprietary Rights prior to the Closing so as not to adversely affect the validity or enforceability thereof; (v) neither the Company nor its subsidiaries has disclosed or allowed to be disclosed any of its trade secrets or confidential information to any third party except for routine disclosures made in the ordinary course of business in connection with product testing for potential customers or market research or in connection with the Company’s existing or potential strategic commercial relationships, in each case pursuant to customary nondisclosure agreements; (vi) the Company and its subsidiaries have a practice requiring all Persons who create, invent or contribute to Company Proprietary Rights to execute an assignment agreement and, to the Company’s Knowledge, no material violation of such practice has occurred; and (vii) to the Company’s Knowledge, no third party has infringed, misappropriated, diluted or otherwise conflicted with any of the Company Proprietary Rights and neither the Company nor any of its subsidiaries is aware of any facts that indicate a likelihood of any of the foregoing.

(f)            The IT Software, including any embedded or integrated third party software, does not contain any open source or freeware and the sale or licensing of the IT Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) the Company or any of its subsidiaries to disclose source code to any of the IT Software and any other software for which a reasonably prudent Person would hold in confidence. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its subsidiaries in the conduct of its business is sufficient in all material respects for the current needs of such business.

(g)           The Company and its subsidiaries have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by Law, in accordance with the privacy policies of the Company and its subsidiaries and in accordance with applicable Law, including by entering into Contracts, where applicable, governing the flow of such information across national borders. The Transactions contemplated by this Agreement shall have no adverse effect on the Company’s or any of its subsidiaries right, title and interest in and to any of the Company Proprietary Rights.

(h)           As used in this Agreement, the term “Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, including all reissues, division, renewals, reexaminations, extension, divisionals, continuations, and continuations in part thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques (including laboratory notebooks), research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including data, source code and object code, databases and related documentation, firmware, development tools, files, records and all media on which the foregoing is recorded); and (vi) all other intellectual property.

3.16        Licenses and Permits. The Company and its subsidiaries are in possession of and have obtained all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, exemptions, 510(k) clearances, approvals, declarations, registrations, filings and Orders of or required by any Governmental Authority (“ Permits”) necessary for the Company and its subsidiaries to manufacture, market, sell, or distribute each of its products, to own, lease and operate its properties and carry on its business as it is now being conducted (collectively, the “Company Permits ”). No violation, suspension, withdrawal, revocation or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. All of the Company Permits are in full force and effect, except where not being in full force and effect of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.17        Material Contracts.   Section 3.17(a) of the Company Disclosure Schedule lists (i) all material Contracts, including all amendments thereto (within the meaning of Item 601(10) of Regulation S-K) of the Company and its subsidiaries that have not been filed as exhibits to the

SEC Reports and (ii) each of the following Contracts to which the Company or any of its subsidiaries is a party:

(i)	Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future subsidiaries or affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future subsidiaries or affiliates may sell products or deliver services;

(ii)	Contract relating to the research and development and clinical trials conducted or to be conducted for or on behalf of the Company and its subsidiaries;

(iii)	customer Contract providing for or otherwise involving the payment of credits, rebates, discounts or other similar allowances;

(iv)	partnership or joint venture agreement;

(v)	Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2005;

(vi)	Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its subsidiaries or any affiliate of the Company;

(vii)	loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness by the Company or any of its subsidiaries or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its subsidiaries;

(viii)	financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(ix)	voting agreement, registration rights agreement or stockholders agreement;

(x)	mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its subsidiaries;

(xi)	customer, client or supply Contract that is reasonably likely to involve consideration in fiscal year 2007 or fiscal year 2008 in excess of $50,000;

(xii)	Contract (other than customer, client or supply Contracts) that involves consideration (whether or not measured in cash) of greater than $250,000;

(xiii)	collective bargaining Contract;

(xiv)	“standstill” or similar Contract;

(xv)	consulting Contract;

(xiv)	license or royalty Contract;

(xvii)	guarantees, suretyships, performance bonds to suppliers, Governmental Authorities, banks or others;

(xviii)	Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xix)	to the extent material to the business or financial condition of the Company and its subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) indemnification or contribution Contract, (4) merchandising, sales representative or distribution Contract or (5) Contract granting a right of first refusal or first negotiation; and

(xx)	commitment or agreement to enter into any of the foregoing.

The Contracts listed in Section 3.17(a) of the Company Disclosure Schedule together with the contracts filed as exhibits to the SEC Reports are referred to collectively as the “Material Contracts”. All Material Contracts, as amended pursuant to amendments filed as exhibits to the SEC Reports or listed in Section 3.17(a) of the Company Disclosure Schedule, have either expired or remain in full force and effect, in each case, in accordance with their respective terms as stated in such documents. The Company and its subsidiaries have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company or its subsidiaries under any Material Contract, and the Company is not aware of the existence of a material breach of a Material Contract by any other party thereto. The Company is not engaged, and has not agreed to engage, in any discussion related to the material amendment of any Material Contract.

(b)            Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor to the Company’s Knowledge, is any other party, in breach of or in default under any Material Contract in any material respect and (ii) to the Company’s Knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a breach of or default under, any Material Contract in any material respect. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s Knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.

(c)           Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, all Material Contracts, including all amendments thereto (within the meaning of Item

601(10) of Regulation S-K) of the Company and its subsidiaries that have been filed as exhibits to the SEC Reports contain a correct and complete copy of each exhibit and schedule attached thereto.

3.18        Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and except to the extent it has not had, and could not reasonably be expected to have, a Company Material Adverse Effect:

(a)           The Company and its subsidiaries have complied and are in compliance with all Environmental Laws in all material respects, including all environmental permits required for the occupation of the Company’s or its subsidiaries’ properties or facilities.

(b)           Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any material violation of, or material liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c)           None of the Company or any of its subsidiaries or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or operated its business or any property or facility in a manner, that has resulted in any identified investigative, corrective or remedial obligations pursuant to CERCLA or to any other Environmental Laws.

“Environmental Laws” shall mean all federal, state, local and foreign (including United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of Law, all judicial and administrative Orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

3.19        State Takeover Statutes.   The Company Board has taken all actions so that no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover Laws in the United States (including any such under the DGCL and Section 203 of the DGCL) applicable to the Company shall be applicable to the Merger or the other Transactions.

3.20        Opinion of Financial Advisor.   The Company Board has received the written opinion (the “Fairness Opinion “) of CIT Capital Securities LLC (the “ Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders from a financial point of view. A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

3.21        Brokers. Except for the engagement of the Financial Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with Transactions. Prior to the execution hereof, the Company has furnished to Parent a complete and correct copy of all Contracts between the Company and the Financial Advisor pursuant to which the Financial Advisor would be entitled to any fees or expenses and all indemnification and other Contracts related to the Transactions.

3.22        Related Party Transactions. Except as set forth in the SEC Reports filed prior to the date of this Agreement and the Support Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.23        Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2007 or acquired thereafter, free and clear of any Liens, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not or could not reasonably be expected to, individually or in the aggregate, materially interfere with or impair the operation of the business of the Company or any of its subsidiaries, except (i) as set forth in Section 3.23 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable or which are otherwise being diligently contested in good faith by appropriate proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP, and (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries. There are no obligations or liabilities of the Company or any of its subsidiaries relating to the UCC-1 financing statements set forth in Section 3.23 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries owns any real property. The real property listed in Section 3.23 of the Company Disclosure Schedule constitutes all of the real property used or occupied by the Company or any of its subsidiaries as of the date of this Agreement. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, to the Company’s Knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to, individually or in the aggregate, materially interfere with or impair the operation of the business of the Company or any of its subsidiaries.

3.24        Labor Matters. Except as set forth in Section 3.24 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the Company’s Knowledge, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the Company’s Knowledge, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar Contract with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any Knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, including all such Laws, regulations and orders relating to the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax; and the Company and its subsidiaries are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company and its subsidiaries within the six (6) months prior to Closing, (g) there is no pending, or to the Company’s Knowledge, threatened unfair labor practice charge or complaint against the Company or any of its subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (h) there is no grievance arising out of any collective bargaining agreement, (i) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (j) neither the Company nor any of its subsidiaries has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (k) there are no material Claims pending or to the Company’s Knowledge threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Company’s Knowledge, as of the date of this Agreement, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.25        Regulatory Matters. In addition to the representations and warranties in Section 3.08 and not in limitation thereof, the Company represents and warrants that:

(a)           the Company and each subsidiary has complied with all Laws administered or issued by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority having regulatory authority over the Company’s products or operations, including the following: (i) the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder; (ii) any applicable FDA investigational device exemption, premarket approval or 510(k) premarket notification; (iii) European Union Directive 93/42/EEC, as amended, and any other applicable European Union legislation or national legislation of the European Union Member States; (iv) any applicable Canadian legislation or Laws; and (v) any relevant guidance or other instructions issued by a Governmental Authority.

(b)           except as identified in Section 3.25(b) of the Company Disclosure Schedule, neither FDA nor any other Governmental Authority has issued in the last five years any notice, warning letter, regulatory letter, untitled letter, FDA Form 483, or other communication or correspondence to the Company or any subsidiary, alleging that the Company or any subsidiary is or was in violation of any Law, clearance, approval, permission, authorization, consent, or exemption applicable to the research, development, testing, manufacturing, packaging, labeling, marketing, distribution, and/or sales activities conducted by the Company or any subsidiary, or alleging that the Company or any subsidiary was or is the subject of any pending, threatened or anticipated investigation, proceeding, review, or inquiry;

(c)           except as identified in Section 3.25(c) of the Company Disclosure Schedule, none of the products developed, tested, manufactured, packaged, labeled, marketed, or distributed by the Company or any of its subsidiaries have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and neither the Company nor any subsidiary has received notice, either completed or pending, of any proceeding seeking a recall, removal, or corrective action of any products;

(d)           neither the Company, any subsidiary, nor, to the Company’s Knowledge any employee of the Company or any subsidiary have made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority with respect to any product tested, manufactured, distributed, or sold by the Company or any subsidiary, or failed to disclose a material fact required to be disclosed to any Governmental Authority, or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable Governmental Authority for data or healthcare program fraud; and

(e)           neither the Company, any subsidiary, nor any employee or agent of the Company or any subsidiary have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), or have been excluded or threatened by any Governmental Authority with exclusion under Law, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened by any Governmental Authority with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003.

3.26        Insurance.   Section 3.26 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company and each of its subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies (i) have been issued by insurers which, to the Company’s Knowledge, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries have taken any action or failed to take any action which, with the lapse of time or giving of notice or both, would constitute such a breach or default, or permit termination or modification, of any of such policies. The Company and its subsidiaries have reported to their insurers all events that may give rise to a Claim under all insurance policies. Neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date of this Agreement, neither the Company nor any of its subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries. No notice of cancellation or termination has been received by the Company with respect to any of such policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such policy.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Each of Merger Sub and Parent represents and warrants to the Company as of the date of this Agreement as follows:

4.01        Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. As used in this Agreement, the term “ Parent Material Adverse Effect” means any fact, effect, event, change or occurrence that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02        Charter Documents and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Parent in full force and effect as of the date of this Agreement. Parent is not in violation of any of the provisions of its amended and restated certificate of incorporation or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the amended and restated certificate of incorporation and the bylaws of Merger Sub in full force and effect as of the date of this Agreement. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

4.03        Authority Relative to this Agreement. Each of Merger Sub and Parent has the all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the legal, valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

4.04       No Violation; Required Filings and Consents.

(a)           The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s amended and restated certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws or similar organizational documents of any subsidiary of Parent (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any material Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) except as set forth in Section 4.04(a) of the Parent Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition Laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.05        Financial Capability. Parent has, and will have at the Effective Time, sufficient cash resources available to consummate the Merger on the terms and conditions contained in this Agreement.

4.06        Brokers. The Company will not be responsible for any broker, finder, financial adviser or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.07        Ownership of Common Stock.   Neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) on the date hereof any shares of Common Stock.

ARTICLE 5

COVENANTS

5.01        Interim Operations. Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, as required by applicable Law, for Expenses incurred by the Company or as otherwise agreed to in writing by Parent, the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a)           the business and operations of the Company and its subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with their material customers, suppliers, licensors, licensees and distributors;

(b)           the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options or Warrants outstanding as of the date of this Agreement, (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries) except for forfeitures of Common Shares issued pursuant to Restricted Stock Awards, (iii) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (iv) amend or otherwise change its certificate of incorporation or bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or similar organizational documents, (v) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock or (vi) amend or otherwise change the terms of any Warrants;

(c)           the Company shall not, and shall not permit any of its subsidiaries to (i) declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid to the Company by direct or indirect wholly-owned subsidiaries of the Company), (ii) acquire or agree to acquire, including by merging or consolidating with, or purchasing the assets (except raw materials, inventory or supplies in the ordinary course of business consistent with past practice) or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (iii) enter into, amend, modify or supplement any Contract, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries;

(d)           neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation, severance benefits or fringe benefits of, or pay any severance or bonus to, any current or former director, officer or employee except for payments made in accordance with Sections 5.11(b) and 5.11(c) hereof, (ii) except as provided in Section 5.11(d) of this Agreement and Section 5.11(d)(iii) of the Company Disclosure Schedule, enter into any new or amend any existing employment, consulting, severance, termination, change-of-control or indemnification Contract with any director, officer or employee of the Company, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including Section 2.02 hereof), become obligated under any Benefit Plan that was not in existence on the date of this Agreement or amend, modify or terminate any Benefit Plan or other employee benefit plan or any Contract, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date of this Agreement or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement (including the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement), except in connection with terminating the Options and the Stock Plans pursuant to Section 2.02 and except for the payment of the employer match under the Company’s 401(k) plan;

(e)           the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business consistent with past practice;

(f)            except pursuant to a Material Contract, the Company shall not, and shall not permit any of its subsidiaries to (i) incur, assume, pre-pay, discharge or satisfy any Indebtedness or enter into any Contract to incur, assume, pre-pay, discharge or satisfy any Indebtedness, or guarantee, or agree to guarantee, any such Indebtedness or obligation of another Person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any Contract or arrangement having the economic effect of any of the foregoing, or (ii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any Person, other than (y) loans between or among the Company and any of its wholly-owned subsidiaries and (z) cash advances to the Company’s or its subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business;

(g)           neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

(h)           the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, or amend, modify, elect not to renew or terminate or waive, release or assign any rights under any Material Contract in any material respect in a manner which is adverse to the Company or its subsidiaries (other than entering into a new Material Contract to replace a Material Contract which has terminated without a breach thereunder by its terms, which new Material Contract is consistent with the terms of the terminated Material Contract);

(i)            except for customer Contracts entered into in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit its subsidiaries to, renegotiate or enter into any new material Contract, license, arrangement or other relating to any Proprietary Rights;

(j)            the Company and its subsidiaries (i) shall comply in all material respects with their obligations under the Material Contracts as such obligations become due, (ii) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (iii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(k)           the Company shall not, and shall not permit any of its subsidiaries to, make any capital expenditure or commitments not consistent with the expenditures in the Company’s capital budget for 2008 provided to Parent;

(l)            the Company shall not, and shall not permit any of its subsidiaries to make any material changes in their respective standardized or other sales terms and conditions, except in the ordinary course of business consistent with past practice;

(m)          the Company shall not, and shall not permit any of its subsidiaries to, enter into any settlement, conciliation or similar Contract with any Governmental Authority or that requires payment of any material consideration after the execution date of this Agreement;

(n)           the Company shall not, and shall not permit any of its subsidiaries to, (i) settle or compromise any pending or threatened Claim, except with respect to the settlement or compromise of any such Claim where the full amount paid or to be paid is covered by insurance coverage maintained by the Company, (ii) change any of the accounting policies, practices or procedures (including material Tax accounting methods, periods, policies, practices or procedures) or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as may be required as a result of a change in GAAP enacted after the date of this Agreement, or (iii) except in the ordinary course of business and in a manner consistent with past practice, make, change or rescind any material Tax election, enter into any material closing agreement relating to Taxes, settle or compromise any material Tax liability, audit, claim, proceeding or assessment, file any material amended Tax Return, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax liability or assessment;

(o)           the Company shall not, and shall not permit any of its subsidiaries to, allow any material Company Proprietary Rights to become abandoned or expired for failure to make required filings or pay required fees; and

(p)           the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02       Stockholders Meeting; Preparation of Proxy Statement.

(a)           The Company, acting through the Company Board, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. Except as set forth in Section 5.09(b), the Company Board shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, (iii) take all lawful actions to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.09(b) hereof) the recommendation by the Company Board of this Agreement or the Merger.

(b)           As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii)

give Merger Sub and Parent and their counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.09(b), use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (v) use its commercially reasonable efforts otherwise to comply with all legal requirements applicable to the Stockholders Meeting. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in a supplement or amendment to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders Meeting to the extent necessary to ensure that any information discovered by any party hereto that should be set forth in an supplement or amendment to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, is provided to the Company’s stockholders, or, if as of the time for which the Stockholders Meeting is originally scheduled there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholders Meeting.

5.03        Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (ii) use its commercially reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party and (iii) timely make all such filings and timely seek all such consents, approvals, permits, authorizations and waivers. Without limiting the foregoing, each of the parties hereto shall (and shall use its commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition Laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental

Authority. Parent shall be responsible for the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions.

5.04        Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article 7, and subject to the requirements of any Law, including (i) any anti-trust Law, (ii) any applicable Law protecting the privacy of employees and personnel files, (iii) applicable undertakings given by the Company to others requiring confidential treatment of documents and (iv) appropriate limitations on the disclosure of information to maintain attorney-client privilege, the Company will, and will cause each of its subsidiaries and its and their controlled affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Parent Representatives”) reasonable access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Parent, Merger Sub and the Parent Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its subsidiaries as Parent, Merger Sub or the Parent Representatives may from time to time reasonably request. Each of Parent and Merger Sub will, and will cause the Parent Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of September 10, 2007 (the “Confidentiality Agreement”), between Parent and a Company Representative shall apply to all information furnished to any Parent Representative by any Company Representative hereunder or thereunder.

5.05        Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by Parent and Merger Sub announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

5.06       Indemnification; Directors’ and Officers’ Insurance.

(a)           The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation substantially similar to those set forth in the Company’s certificate of incorporation and bylaws as in effect at the date of this Agreement (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the Transactions), unless otherwise required by applicable Law.

(b)           From and after the Effective Time and until the expiration of any applicable statutes of limitation, subject to Section 5.06(c), the Surviving Corporation shall indemnify, defend and hold harmless each Person who is or has been prior to the date of this Agreement or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, Claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any Claim, to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including the Transactions), in each case, to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws as in effect at the date of this Agreement (and shall pay expenses in advance of the final disposition of the Claim(s) that are reasonably incurred in defending any such Claim to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company’s certificate of incorporation and bylaws as in effect at the date of this Agreement, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the DGCL).

(c)           Any Indemnified Party wishing to claim indemnification under this Section 5.06 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.06, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such Claim or separate but substantially similar Claims arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)            Effective upon the Effective Time, Parent shall cause to be purchased a six-year “tail” prepaid liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms, including with respect to coverage and amount, no less favorable to such directors and officers than those of such policy in effect on the date of this Agreement. This Section 5.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.06 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(e)           If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.06.

5.07        Further Assurances; Commercially Reasonable Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries and affiliates to use) their respective commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. Without limiting the foregoing, the Company shall cause to be terminated prior to the Effective Time the UCC-1 financing statements set forth in Section 3.23 of the Company Disclosure Schedule.

5.08        Third Party Standstill Agreements. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill Contract to which the Company or any of its subsidiaries is a party (other than involving Parent or its affiliates). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such Contracts, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

5.09       No Solicitation.

(a)           From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company and its subsidiaries and their respective officers and directors shall not, and the Company shall cause the Company Representatives not to, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)), (ii) maintain or continue in violation of Section 5.09(e), or enter into or participate in any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) to make or effect an Acquisition Proposal or (iii) enter into any Contract, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.09 or any other provision of this Agreement shall prohibit the Company Board, prior to Stockholder Approval at the Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.09) if (A) the Company Board determines in good faith after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in the breach of its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Acquisition Proposal would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)) and (C) prior to furnishing any nonpublic information to, or engaging in discussions or negotiations with, such Person, (x) the Company receives from such Person an executed confidentiality Contract (which Contract shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in the Confidentiality Agreement, including any standstill provisions and (y) concurrently with its delivery to such Person, the Company delivers to Parent and Merger Sub all such nonpublic information not previously provided to Parent and Merger Sub.

(b)           Notwithstanding anything to the contrary contained in Section 5.02(a), if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.09(a) in respect of any Acquisition Proposal, the Company Board may, prior to Stockholder Approval at the Stockholders Meeting, (i) withdraw or modify (in a manner adverse to Parent) its approval or recommendation of the Merger and this Agreement, (ii) approve or recommend such Acquisition Proposal, (iii) recommend that the stockholders of the Company reject this Agreement or the Merger or (iv) cause the Company or any of its subsidiaries to enter into a binding written Contract with respect to, and containing the terms of, such Acquisition Proposal, in each case only if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Company Board determines in good faith after consultation with outside legal counsel, that failure to take such action is reasonably likely to result in the breach of its fiduciary duties to the Company’s stockholders under applicable Law and (C) in the case of clause (iv) of this Section 5.09(b), the Company terminates this Agreement pursuant to Section 7.04(b), and the Company pays to Parent the Break Up Fee (as defined hereinafter) concurrently with such action as provided in Section 8.01(b). Each Company Board action set forth in clauses (i) through (iv) of this Section 5.09(b) is referred to herein as a “Company Triggering Event.”

(c)           The Company (i) will promptly (and in no event later than within 24 hours) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry (including copies of any document or correspondence evidencing such Acquisition Proposal or inquiry) and (ii) will keep Parent informed of any changes to any such Acquisition Proposal or inquiry.

(d)           Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board or any Company Representative, except as permitted by Section 5.09(b), shall propose to approve or recommend any Acquisition Proposal.

(e)           The Company shall immediately cease, and cause each Company Representative to immediately cease, any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(f)            For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for a merger, acquisition, recapitalization, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or (B) an equity interest in 20% or more of the voting securities of the Company, other than the Transactions contemplated by this Agreement.

(g)           For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person (substituting 50% for the 20% thresholds set forth in the definition of “Acquisition Proposal”) that (i) the Company Board has determined in good faith, after consultation with the Financial Advisor or other independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including considering the expected date of consummation of such Acquisition Proposal and any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated no later than six (6) months from the receipt of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal; provided that the Company Board shall not so determine that any such Acquisition Proposal is a Superior Proposal prior to the time that is five (5) Business Days after the time by which the

Company has complied in all respects with Section 5.09(c) with respect to such proposal (which time period shall start again in the event the terms of such proposal are altered in any material respect). During such five (5) Business Day period, the Company shall, and shall cause its Company Representatives to, negotiate with Parent and Merger Sub (to the extent Parent and Merger Sub wish to do so) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

5.10        Termination of Registration. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary to terminate the registration of the Common Shares under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.

5.11       Employment Matters.

(a)           Following the Effective Time through one year after the Effective Time, and subject to the provisions of this Section 5.11, Parent shall cause to be provided to the individuals who are actively employed by the Company and its subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Corporation or any of its subsidiaries (and their dependents) after the Effective Time compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of Parent and its subsidiaries, including severance and bonus benefits provided by Parent to similarly situated employees of Parent; provided, that, each such employee shall receive credit for vesting and eligibility purposes only under Parent’s plans (including Parent’s severance policy and 2008 bonus plan) with respect to all years of service for which such employee was credited before the Effective Time under any comparable Benefit Plan of the Company. For purposes of clarity, an employee receiving such credit shall be eligible for a bonus in respect of the full 2008 calendar year under Parent’s 2008 bonus plan.

(b)           As of or prior to the Effective Time, the Company shall pay amounts earned, if any, under (i) the 2008 Executive Bonus Plan, subject to the terms thereof and which plan is attached hereto as Section 5.11(b) of the Company Disclosure Schedule, which payments, if the calendar year 2008 has not completed prior to the Effective Time, shall be made proportionately based upon the number of days that have elapsed from the beginning of the calendar year 2008 until the Effective Time divided by 366 and may be made only to (A) the individuals who are terminated by the Company at or prior to the Effective Time and (B) who are not Eligible Bonus Program Officers, and (ii) the Company’s quarterly and annual sales bonus program, the terms of which are described on Section 5.11(b) of the Company Disclosure Schedule, which (A) for each completed quarterly period prior to the Effective Time, full quarterly payments shall be made in accordance with the Company’s past practices, (B) for any partially completed quarterly period prior to the Effective Time, proportionate payments shall be made based upon the number of days that have elapsed from the beginning of such quarterly period divided by the total number of days in such quarterly period and (C) with respect to annual payments, if the calendar year 2008 has not completed prior to the Effective Time, such payments shall be made proportionately based upon the number of days that have elapsed from the beginning of the calendar year 2008 until the Effective Time divided by 366, and in each case not to exceed the individual and aggregate amounts set forth on Section 5.11(b) of the Company

Disclosure Schedule. All bonus payments described in clauses (i) and (ii) of this Section 5.11(b) are referred to in this Agreement collectively as the “Bonus Payments.”

(c)           Immediately prior to the Effective Time, the Company shall terminate the employment of the employees set forth on Section 5.11(c) of the Company Disclosure Schedule, to the extent such employees continue to be employed immediately prior to the Effective Time. In addition, at least fifteen days prior to the Effective Time, Parent shall notify the Company in writing as to which other employees of the Company the Company should terminate immediately prior to the Effective Time, to the extent such employees continue to be employed immediately prior to the Effective Time.  Immediately prior to the Effective Time, the Company shall pay all amounts due and payable to such employees (and to those terminated employees as set forth in the next succeeding sentence) pursuant to the employment agreements identified on Section 5.11(c) of the Company Disclosure Schedule between the Company and such employees and, if no such employment agreement applies, the employee severance plan attached hereto as Section 5.11(c) of the Company Disclosure Schedule (the “Severance Policy”). For purposes of this Section 5.11(c), an individual will be deemed terminated by the Company immediately prior to the Effective Time and eligible under the Severance Policy if (i) such individual is employed by the Company and its subsidiaries immediately prior to the Effective Time, (ii) such individual’s primary place of business is required to move outside the state of Utah, and (iii) such individual terminates his or her employment by declining to continue in such position.

(d)           Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each employment agreement with an Eligible Bonus Program Officer and, to the extent applicable, each Benefit Plan, in each case, to be amended in a form satisfactory to the Company and Parent, in order to implement each of the matters described on Section 5.11(d) of the Company Disclosure Schedule prior to the Effective Time.

5.12        Tax Matters. Prior to the Closing, the Company shall (i) prepare amended 2006 United States federal and California, Colorado and Utah state income tax returns to properly report its organizational structure following the acquisition of The Med-Design Corporation, (ii) deliver such amended tax returns to Parent for its review and approval (not to be unreasonably withheld) and (iii) file such amended tax returns with the appropriate taxing authorities.

5.13        Merger Sub. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

5.14        Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder Claim against the Company, Parent or Merger Sub, as applicable, and their respective directors relating to the Transactions. The Company agrees that it will not settle any Claim currently pending, or commenced after the date of this Agreement, against the Company or any of its directors by any stockholder of the Company or holder of Options or Warrants relating to this Agreement or the Merger, without the prior written consent of Parent.

5.15        Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary and permitted to cause the Transactions contemplated by this Agreement, including any dispositions of Company Shares (including derivative securities with respect to such Common Shares and including the deemed disposition and cancellation of the Options in the Merger) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01        Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)           Company Stockholder Approval. The Company shall have obtained Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws;

(b)           No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order, that is then in effect and that has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their reasonable best efforts to appeal any such Order or otherwise have any such Order vacated or removed;

(c)           Consents. All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger (other than under the HSR Act or under any foreign competition or merger control Laws) shall have been made or obtained; and

(d)           Antitrust Approvals. Any waiting period (and any extension thereof) under the HSR Act or competition or merger control Laws applicable to the consummation of the Merger shall have expired or terminated and all necessary consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities under any foreign competition or merger control Laws shall have been made or obtained.

6.02        Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent in writing prior to the Effective Time:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect (other than the representations and warranties set forth in Sections 3.01, 3.02, 3.04, 3.05, 3.19 and 3.20, which shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date)); provided,however , that for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded;

(b)           Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time;

(c)           Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d)           Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a),  (b) and (c) above have been satisfied;

(e)           Dissenting Shares. The Dissenting Shares shall not constitute more than 10% of the aggregate number of shares of Common Stock outstanding as of the date of this Agreement; and

(f)            Termination of Liens. Parent shall have received written evidence, reasonably satisfactory to Parent that the liens underlying the UCC-1 financing statements set forth in Section 3.23 of the Company Disclosure Schedule have been irrevocably and unconditionally released and terminated.

6.03        Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Parent Material Adverse Effect (other than the representations and warranties set forth in Section

4.03, which shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date); provided, however, that for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded;

(b)           Covenants and Agreements. Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time; and

(c)           Officers’ Certificate. At the Closing, each of Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and  (b) above have been satisfied.

ARTICLE 7

TERMINATION

7.01        Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after Stockholder Approval, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent.

7.02        Termination by Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after Stockholder Approval, by Parent, on the one hand, or the Company, by action of the Company Board, on the other hand, if:

(a)           any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.03, Section 5.07 or the proviso contained in Section 6.01(b);

(b)           the Merger shall not have been consummated on or before September 10, 2008 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of or principally resulted in the failure of the Merger to have been consummated on or before the Expiration Date; provided, further, that, in (i) the event the conditions set forth in Section 6.01(d) shall not have been satisfied on or before the Expiration Date, and (ii) no proceedings shall have been instituted by any Governmental Authority to prevent the consummation of the Transactions prior to the Expiration Date referred to above in this Section 7.02(b), the Company or Parent may unilaterally extend (by notice delivered to the other party on or prior to the original Expiration Date) the Expiration Date until up to December 10, 2008, in which case the Expiration Date shall be deemed for all purposes to be such date; provided that Parent shall have no right to extend the original Expiration Date pursuant to this Section 7.02(b) if there is an uncured Terminating Merger Sub Breach at the time of such extension and the Company shall have no right to extend the original Expiration Date pursuant to this Section 7.02(b) if there is an uncured Terminating Company Breach at the time of such extension. In the event that the original Expiration Date is extended, if the party delivering such extension notice to the other party does not thereafter use best efforts to seek satisfaction of the condition in Section 6.01(d) (it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to satisfying the conditions in Section 6.01(d)), then the other party may terminate this Agreement; or

(c)           upon a vote at a duly held Stockholders Meeting (including any adjournment or postponement thereof) to obtain Stockholder Approval in accordance with this Agreement, Stockholder Approval shall not have been obtained.

7.03        Termination by Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after Stockholder Approval, by Parent, if:

(a)           the Company shall have breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Company Breach”) and such Terminating Company Breach (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) has not been cured within 30 days after notice thereof is received by the Company; provided that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach; or

(b)          a Company Triggering Event shall have occurred.

7.04        Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a)           if, at any time prior to the Effective Time, before or after Stockholder Approval, Merger Sub or Parent shall have breached any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is not cured within 30 days after written notice thereof is received by Merger Sub and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; or

(b)           at any time prior to Stockholder Approval, if the Company or any of its subsidiaries enters into a binding written Contract with respect to, and containing the terms of, an Acquisition Proposal pursuant to and in accordance with Sections 5.09(b)(iv) and 5.09(g) (but only if in any such case the Company concurrently pays Parent the Break Up Fee as provided in Section 8.01(b)).

7.05        Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.05, 7.05, 8.01, 8.02 and 8.07.

ARTICLE 8

MISCELLANEOUS

8.01       Payment of Fees and Expenses.

(a)           Except set forth in Section 8.01(b) or as otherwise specified in this Agreement, each of the parties hereto shall bear its own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b)           If this Agreement is terminated (i) by the Company or by Parent pursuant to Section 7.02(b)or Section 7.02(c) and, in all such cases, prior to the Stockholders Meeting but after the date of this Agreement, an Acquisition Proposal (which, for purposes of this Section 8.01(b)(i), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 5.09(f), except that all references to “20% or more” shall be deemed references to “more than 50%”) for the Company shall have been made (other than by Parent or its affiliates) and within 12 months after such termination either the Company has entered into a definitive Contract relating to an Acquisition Proposal for the Company or a transaction contemplated by an Acquisition Proposal for the Company has been consummated; provided that in the case of a termination pursuant to Section 7.02(c), such Acquisition Proposal shall have been made directly to the holders of Common Shares or shall otherwise have become publicly known, (ii) by Parent pursuant to Section 7.03(b), or (iii) by the Company pursuant to Section 7.04(b) (but only if the Company concurrently pays to Parent the Break Up Fee as provided below), then the Company shall pay to Parent the Break Up Fee (as defined below) in case (i), within two (2) Business Days after the event that triggers the obligation to pay the Break Up Fee, in case (ii), within two (2) Business Days following such termination of this Agreement and in case (iii), concurrently with such termination of this Agreement. “Break Up Fee” means cash in immediately available funds in an amount equal to $2,734,945.

(c)           The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Notwithstanding any other provision in this Agreement to the contrary, if Parent receives the Break Up Fee (and subject to Parent’s and Merger Sub’s rights to specifically enforce this Agreement as set forth in Section 8.11 in the event that Parent believes that the Company does not have the right to terminate this Agreement) the parties hereto agree that the payment contemplated by Section 8.01(b) represents the exclusive remedy of Parent and Merger Sub in the circumstances described therein and that, except for the payment expressly set forth in the circumstances described therein, none of the Company or any of its respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by the Company giving rise to such termination, or the failure of the Transactions to be consummated, whether arising in contract, tort or otherwise.

(d)           All amounts payable by a party under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the other party may designate in writing.

8.02        No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1,  2, and 8 , and Section 5.06 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.03        Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such stockholders without such further approval; provided, further, that the provisions of Section 5.06 may not be amended or modified without the prior written agreement of each of the Indemnified Parties. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.04        Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.05        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.06        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:
C. R. Bard, Inc. 730 Central Avenue Murray Hill, New Jersey 07974 Attention: Office of General Counsel Facsimile No.: (908) 277-8025
with a copy to:

Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael E. Lubowitz
Facsimile No.: (212) 310-8007

If to the Company:

Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010
Attention: General Counsel
Facsimile No.: (801) 298-8126
with a copy to:

Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah 84101
Attention: Nolan S. Taylor
Facsimile No.: (801) 933-7373

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.07        Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.08        Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.09        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.10       Certain Definitions.  As used in this Agreement:

(a)            “affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b)           “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in the State of New York are authorized by Law to be closed;

(c)           “Indebtedness ” means, with respect to the Company and its subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally agreed accounting principles, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, (vi) any liability which is deemed a long-term liability under GAAP, (vii) guarantees and similar commitments relating to any of the foregoing items, (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the Company or its subsidiaries, whether or not such entity has assumed or become liable for the payment of such obligation.

(d)           “Knowledge ” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge after due inquiry of such Person’s directors and officers or, in the case of managers only, those having direct responsibility relating to the applicable matter;

(e)           “Person” means any individual, corporation, partnership, limited liability company, trust, or any other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(f)            “subsidiary ” or “subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

8.11        Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached by the Company, immediate and irreparable harm or injury to Parent or Merger Sub would be caused for which money damages would not be an adequate remedy. Accordingly, the parties hereto agree that, in addition to other remedies available to Parent or Merger Sub, Parent and Merger Sub shall be entitled to specific performance of the terms hereof. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at law. The parties further recognize and agree that the exclusive remedy available to the Company under this Agreement for a breach of the Agreement by Parent or Merger Sub shall be monetary damages and that the Company shall not be entitled to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, provided that prior to any termination of this Agreement pursuant to Article VII, the Company shall not be prohibited from seeking specific performance with respect to any breach of a covenant of Parent or Merger Sub set forth in this Agreement (but the Company shall not have the right to seek to cause to be issued an order obligating the Parent or Merger Sub to consummate the Merger).

8.12        Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.13        Third-Party Beneficiaries. Except for the provisions of Section 5.06, this Agreement does not confer upon any Person other than the parties hereto any rights or remedies.

8.14        Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Courts of the State of Delaware or any court of the United States located in the State of Delaware (“ Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Courts. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

By: /s/ Jeffrey M. Soinski
Name: Jeffrey M. Soinski
Title: Chief Executive Officer

PELICAN ACQUISITION SUB CO.

By: /s/ Todd C. Schermerhorn
Name: Todd C. Schermerhorn
Title: Vice President

C. R. BARD, INC.

By: /s/ Robert L. Mellen
Name: Robert L. Mellen
Title: Vice President, Strategic Planning and Business Development